Filed pursuant to Rule 424(b)(1)

Under the Securities Act of 1933

Registration No. 333-111071

PROSPECTUS

UNITED SECURITY BANCSHARES, INC.

RESCISSION OFFER

Up to 30,790 Shares of Common Stock

131 West Front Street

Post Office Box 249

Thomasville, Alabama 36784

(334) 636-5424

This notice (also called a prospectus) applies to you only if you currently participate in the United Security Bancshares, Inc. Employee Stock Ownership Plan (With 401(k) Provisions) and invested your employee contributions in common stock of United Security Bancshares, Inc. under the Employee Stock Ownership Plan between October 27, 2001 and October 26, 2003 if you were a resident of Alabama or Mississippi at the time of purchase, or between October 27, 1999 and October 26, 2003 if you were a resident of Florida at the time of purchase. We refer to the United Security Bancshares common stock in which you may have invested your employee contributions under the Employee Stock Ownership Plan between October 27, 2001 and October 26, 2003 if you were a resident of Alabama or Mississippi at the time of purchase, or between October 27, 1999 and October 26, 2003 if you were a resident of Florida at the time of purchase, as the “Rescission Stock.” This notice describes an offer in which United Security Bancshares is offering to cancel your purchases of Rescission Stock and refund to your plan account the purchase price that you paid for those shares. We refer to this offer as the “Rescission Offer.” We refer to the period between October 27, 2001 and October 26, 2003 if you were a resident of Alabama or Mississippi at the time you purchased Rescission Stock, or between October 27, 1999 and October 26, 2003 if you were a resident of Florida at the time you purchased Rescission Stock, as the “Rescission Period.”

THE RESCISSION OFFER

As a participant in the Employee Stock Ownership Plan, the trustee of the plan has purchased shares of United Security Bancshares common stock on your behalf. We have determined that because the plan mistakenly did not file a registration statement with the Securities and Exchange Commission, the trustee’s purchase of Rescission Stock on your behalf may not have been in compliance with the registration requirements of federal and state securities laws. Therefore, United Security Bancshares is offering to repurchase the shares of Rescission Stock that were purchased on your behalf during the Rescission Period. The price at which we will offer to repurchase the shares will be the price per share paid by you, plus interest at the statutory rate per year mandated by the state in which the shares were purchased (calculated from the date you purchased the Rescission Stock under the plan through the expiration date of this Rescission Offer). The trustee will refund that amount to your Employee Stock Ownership Plan account. If you sold the Rescission Stock at a loss prior to October 27, 2003, United Security Bancshares is offering to refund to your plan account the difference between the price that you paid to the plan to acquire the Rescission Stock and the price at which you sold the Rescission Stock, plus accrued interest. For more information, please refer to “OUR RESCISSION OFFER — Terms of the Rescission Offer” on page 10. While no assurance can be given about the price at which United Security Bancshares common stock will trade in the future, you should keep in mind that on February 2, 2004 the closing price of shares of United Security Bancshares common stock was $28.99. You should also keep in mind that under the Employee Stock Ownership Plan you can sell your shares of United Security Bancshares common stock at any time, by calling 1-888-840-1649, and choosing another investment fund under the plan into which to move your money.

This Rescission Offer will expire on March 10, 2004 at 4:30 P.M., Central Standard Time, which is thirty (30) days from the date this offer commences.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 3, 2004,

and we intend to open this offer on February 9, 2004.

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus and the documents incorporated herein by reference. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

Unless the context otherwise requires, references in this prospectus to “USB,” “we,” “us,” and “our” refer to United Security Bancshares, Inc. and its subsidiaries. To understand this offering fully, you should read this entire document carefully, as well as the documents identified in the section titled “WHERE YOU CAN FIND MORE INFORMATION.”

QUESTIONS AND ANSWERS ABOUT OUR RESCISSION OFFER

Q:	What is a rescission offer?

A:	A rescission offer is an offer by the issuer of securities to repurchase those securities and refund their purchase price plus interest.

Q:	Why is USB making the Rescission Offer?

A:	The sale of shares of Rescission Stock in connection with the purchase of such shares by the trustee (the “Trustee”) under the United Security Bancshares, Inc. Employee Stock Ownership Plan (With 401(k) Provisions) (the “Plan”) may not have complied with the Securities Act of 1933 (the “Securities Act”) because those stock sales were not registered under federal securities law and did not qualify for an exemption from registration. In addition, such stock sales may not have qualified for any exemption from qualification or registration under the securities laws of the state in which the shares were purchased by you. We may be potentially liable under the Securities Act to Plan participants for the purchase price of their shares of USB common stock if those shares were not issued in compliance with the Securities Act, and we believe that this Rescission Offer will reduce any potential liability we have under the Securities Act. The Rescission Offer is intended to address these federal and state compliance issues by allowing holders of Rescission Stock to sell those securities back to us.

Q:	What will I receive if I accept the Rescission Offer?

A:	If you accept our Rescission Offer, we will repurchase the shares of Rescission Stock held in your account at the price per share you paid for such shares (as adjusted for the 2-for-1 stock split which occurred on July 22, 2003), plus interest at the current statutory rate per year mandated by the state in which the shares were purchased by you from the date of purchase until the Rescission Offer expires. In light of the subsequent increases in market value of our common stock, acceptance of the Rescission Offer may result in payment from us which is significantly less than the current market value of the shares of Rescission Stock.

Q:	What if I have already sold Rescission Stock?

A:	For each person who has previously sold one or more shares of Rescission Stock which had been acquired through the Plan during the Rescission Period, and who elects to accept the Rescission Offer, we will pay an amount for each share equal to the price paid per share plus interest from the date of the person’s purchase through the expiration of the Rescission Offer, less the proceeds from the sale of such shares.

Q:	How is the interest rate determined?

A:	Federal law does not mandate that interest be paid in the Rescission Offer nor does it provide a specific interest rate to be used in connection with the calculation of the rescission price. However, most states require interest be paid in connection with offerings comparable to the Rescission Offer at defined statutory rates. Depending on the state in which the shares were purchased by you, you will be entitled to receive interest at the following annual rate: 6% in Alabama and Florida or 8% in Mississippi.

Q:	When does the Rescission Offer expire?

A:	The Rescission Offer expires on March 10, 2004, at 4:30 P.M., Central Standard Time, which is thirty (30) days from the date that this offer commences.

Q:	What do I need to do now to accept the Rescission Offer?

A:	You need to complete, sign and date the Rescission Election Form attached to this prospectus as Annex A and return it to us at an address indicated on that form as soon as practicable, but in any event, it must be received by us no later than March 10, 2004, at 4:30 P.M., Central Standard Time.

Q:	What do I need to do to reject the Rescission Offer?

A:	You do not need to do anything to reject the Rescission Offer. If you do not accept the Rescission Offer by returning the Rescission Election Form to us no later than March 10, 2004, at 4:30 P.M., Central Standard Time, you will be deemed to have rejected the Rescission Offer.

Q:	What will happen if I affirmatively reject or fail to accept the Rescission Offer before the expiration date?

A:	If you affirmatively reject or fail to accept the Rescission Offer, you will retain ownership of the Rescission Stock and will not receive any cash for those securities under the Rescission Offer. The shares of Rescission Stock held by persons who affirmatively reject or fail to accept the Rescission Offer before the expiration date will, for purposes of applicable federal and state securities law, become registered securities as of the expiration date of the Rescission Offer and, unless held by persons who may be deemed to be “affiliates” of us, will be freely tradable in the public market at such time. Those shares of Rescission Stock held by our affiliates will be subject to certain restrictions on resale provided in Rule 144 under the Securities Act.

If you affirmatively reject or fail to accept the Rescission Offer, it is unclear whether your federal right of rescission will remain preserved. The staff of the Securities and Exchange Commission takes the position that a person’s federal right of rescission may survive the Rescission Offer. However, federal courts in the past have ruled that a person who rejects or fails to accept a rescission offer is precluded from later seeking similar relief. Generally, the federal statute of limitations for non-compliance with the requirement to register securities under the Securities Act is one (1) year.

Generally, the Alabama and the Mississippi statute of limitations for non-compliance with the requirement to register or qualify securities under the Alabama Securities Act and the Mississippi Securities Act, respectively, is two (2) years after the date of sale of such securities. However, under Alabama law, you will no longer have a right of rescission if you currently own the security and fail to accept a rescission offer within thirty (30) days of its receipt or if you no longer own the security, unless you reject the rescission offer in writing within thirty (30) days of its receipt. Under Mississippi law, you will no longer have a right of rescission if you fail to accept a rescission offer in writing within thirty (30) days of its receipt. Generally, the Florida statute of limitations for non-compliance with the requirement to register or qualify securities under the Florida Securities Act is four (4) years after the date of sale of such securities. However, under Florida law, you will no longer have a right of rescission if you refuse or fail to accept a rescission offer within thirty (30) days of its receipt.

The above discussions do not relate to the antifraud provisions of the applicable federal and state securities laws or rights under common law or equity. We urge you to consult with an attorney regarding all of your legal rights and remedies before deciding whether to accept the Rescission Offer.

Q:	May I accept this Rescission Offer with respect to a portion of my shares of Rescission Stock?

A:	No. You must choose to accept or reject this Rescission Offer with respect to all of your shares of Rescission Stock.

Q:	Can I change my mind after I have mailed my signed Rescission Election Form?

A:	Yes. You can change your decision about accepting or rejecting the Rescission Offer at any time before the expiration date. You can do this by completing and submitting a new Rescission Election Form.

Q:	What are the tax consequences if I accept the Rescission Offer?

A:	In general, your acceptance of the Rescission Offer, your sale to USB of common stock and your receipt of any funds in the Plan will not be taxable events. This is because all funds we pay as a result of your acceptance of the Rescission Offer will be paid to the Plan Trustee and not directly to you. However, upon any later distribution of funds from your Plan account, the distributed funds (including amounts attributable to the Rescission Offer) generally will be taxable as ordinary income.

Q:	When and how will payment for the Rescission Stock be made?

A:	If you accept the Rescission Offer, we will repurchase your shares of Rescission Stock from the Trustee, and your Plan account will be credited with the appropriate amount of funds within ten (10) business days of the expiration date of this Rescission Offer. The amount credited to your account will be invested in accordance with your investment election as soon as administratively feasible. Please note that you may move some or all of this amount to other Plan investment options after it is credited to your Plan account by calling 1-888-840-1649.

Q:	Who can help answer my questions?

A:	You can call Larry M. Sellers at 334-636-5424 between 8:00 A.M. and 4:30 P.M., Central Standard Time, with any questions about the Rescission Offer.

RISK FACTORS

You should carefully consider the following risks as well as the other information contained or incorporated by reference in this prospectus before making a decision to accept or reject the Rescission Offer. If any of the following risks actually occur, our business, financial condition or operating results could be materially and adversely affected.

Risks Related to this Rescission Offer

We may continue to have potential liability even after this Rescission Offer is made due to our issuances of securities in possible violation of securities laws.

From October 27, 1999 through October 26, 2003, the shares of our common stock purchased by participants in the Plan were not exempt from registration or qualification under federal or state securities laws. As a result, we may have failed to comply with the registration or qualification requirements of federal and applicable state securities laws because we did not register or qualify the Rescission Stock under either federal or applicable state securities laws.

As a result we are making the Rescission Offer to all those persons who purchased shares of Rescission Stock pursuant to the Plan during the Rescission Period. The Rescission Offer is being made pursuant to a registration statement filed under the Securities Act and pursuant to applicable Alabama, Mississippi and Florida state securities laws. In this Rescission Offer, we are offering to repurchase the shares of Rescission Stock for the price paid per share plus interest at the current statutory rate per year mandated by the state in which the shares were purchased by you until the Rescission Offer expires. The Rescission Offer will expire on March 10, 2004, which is thirty (30) days after the date that the Rescission Offer commences, which is February 9, 2004.

The Securities Act does not expressly provide that a rescission offer will terminate a purchaser’s right to rescind a sale of stock which was not registered under the Securities Act as required. Accordingly, should any offerees reject the Rescission Offer, we may continue to be potentially liable under the Securities Act and applicable state securities laws for the purchase price of shares which were not issued in compliance with the Securities Act or applicable state securities laws.

Your right of rescission under federal and state law may not survive if you affirmatively reject or fail to accept the Rescission Offer.

If you affirmatively reject or fail to accept the Rescission Offer, it is unclear whether your federal right of rescission will remain preserved. The staff of the SEC takes the position that a person’s federal right of rescission may survive a rescission offer. However, federal courts in the past have ruled that a person who rejects or fails to accept a rescission offer is precluded from later seeking similar relief. Generally, the federal statute of limitations for non-compliance with the requirement to register securities under the Securities Act is one (1) year.

The Alabama and Mississippi statute of limitations for non-compliance with the requirement to register or qualify securities under the Alabama Securities Act and the Mississippi Securities Act, respectively, is two (2) years after the date of sale of such securities. However, under Alabama law, you will no longer have a right of rescission if you currently own the security and fail to accept a rescission offer within thirty (30) days of its receipt, or if you no longer own the security, unless you reject a rescission offer in writing within thirty (30) days of its receipt. Under Mississippi law, you will no longer have a right of rescission if you fail to accept a rescission offer in writing within thirty (30) days of its receipt. Generally, the Florida statute of limitations for non-compliance with the requirement to register or qualify securities under the Florida Securities Act is four (4) years after the date of sale of such securities. However, under Florida law, you will no longer have a right of rescission if you refuse or fail to accept a rescission offer within thirty (30) days of its receipt.

Risks Related to Our Business

The banking industry is highly competitive which could result in loss of market share and adversely affect our business.

We encounter strong competition in making loans, acquiring deposits and attracting customers for investment services. We compete with other commercial banks (including at least ten in our service area), savings and loan associations, credit unions, finance companies, mutual funds, insurance companies, brokerage and investment banking companies and other financial intermediaries operating in Alabama and elsewhere. Many of these competitors, some of which are affiliated with large bank holding companies, have substantially greater resources and lending limits. In addition, many of our non-bank competitors are not subject to the same extensive federal regulations that govern bank holding companies and federally-insured banks.

Changes in the policies of monetary authorities could cause interest rates to change, which in turn could adversely affect our profitability.

We are affected significantly by the actions of the Federal Reserve Board as it attempts to control the money supply and credit availability in order to influence the economy. Among the instruments of monetary policy employed by the Federal Reserve Board are (a) conducting open market operations in U.S. government securities, (b) changing the discount rates on bank borrowings and (c) imposing or changing reserve requirements against certain borrowings by banks and their affiliates. These methods are used in varying degrees and combinations to directly affect the availability of bank loans and deposits, as well as the interest rates charged on loans and paid on deposits. Changes in interest rates, including changes in the relationship between short-term and long-term interest rates or between different interest rate indices, can impact our margin spread, that is, the difference between the interest rates we charge on interest earning assets, such as loans, and the interest rates we pay on interest bearing liabilities, such as deposits or other borrowings. The impact, particularly in a falling interest rate environment, could result in a decrease in our interest income relative to interest expense.

Additionally, significant increases in market interest rates, or the perception that an increase may occur, could adversely affect both our ability to originate new loans and our ability to grow. Conversely, a decrease in interest rates could result in an acceleration in the prepayment of loans. An increase in market interest rates could also adversely affect the ability of our floating-rate borrowers to meet their higher payment obligations. If this occurred, it could cause an increase in nonperforming assets and charge-offs, which could adversely affect our business. In view of changing conditions in the national economy and in the money markets, no prediction can be made as to possible future changes in interest rates, deposit levels, loan demand or the business and earnings, and our interest income will be adversely affected if market interest rates change such that the interest our subsidiaries pay on deposits and borrowings increases faster than the interest earned on loans and investments.

Changes in the allowances for loan losses of USB’s subsidiary bank could affect the profitability of USB.

Management of USB’s subsidiary bank, First United Security Bank (the “Bank”), maintains an allowance for loan losses based upon, among other things, (1) historical experience, (2) an evaluation of local and national economic conditions, (3) regular reviews of delinquencies and loan portfolio quality, (4) current trends regarding the volume and severity of past due and problem loans, (5) the existence and effect of concentrations of credit and (6) results of regulatory examinations. Based upon such factors, management makes various assumptions and judgments about the ultimate collectibility of the Bank’s loan portfolio. Although USB believes that the allowance for loan losses at the Bank is adequate, there can be no assurance that such allowances will prove sufficient to cover future losses. Future adjustments may be necessary if economic conditions differ or adverse developments arise with respect to nonperforming or performing loans of the Bank. Material additions to the allowance for loan losses of the Bank would result in a material decrease in USB’s net income, and possibly its capital, and could result in its inability to pay dividends, among other adverse consequences.

Our success depends upon local economic conditions.

Our success depends to a certain extent on the general economic conditions of the geographic markets served by our subsidiaries. The local economic conditions have a significant impact on commercial, real estate and construction loans, the ability of borrowers to repay these loans and the value of the collateral securing these loans. Adverse changes in the economic conditions of the central and southern regions of Alabama in general could negatively impact the financial results of USB’s banking operations and have a negative effect on profitability.

Our results of operations depend upon the results of operations of our subsidiaries.

There are various regulatory restrictions on the ability of our subsidiaries to pay dividends or make other payments to us. In addition, our right to participate in any distribution of assets of any of our subsidiaries upon the subsidiary’s liquidation or otherwise, will be subject to the prior claims of creditors of that subsidiary, except to the extent that any of our claims as a creditor of such subsidiary may be recognized.

FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 (the “Act”) provides a safe harbor for forward-looking statements made by us or on our behalf. We and our representatives may from time to time make written or oral statements that are “forward-looking,” including statements contained in this prospectus and other filings with the Securities and Exchange Commission, reports to our stockholders and news releases. All statements that express expectations, estimates, forecasts or projections are forward-looking statements within the meaning of the Act. In addition, other written or oral statements which constitute forward-looking statements may be made by us or on our behalf. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “projects,” “forecasts,” “may,” “should,” variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in or suggested by such forward-looking statements. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. The risks, uncertainties and assumptions that may affect the operations, performance, development and results of our businesses include, but are not limited to, those described above in the “Risk Factors” section of this prospectus. You should consider these risks when you decide whether to accept or reject the Rescission Offer.

THE COMPANY

USB is a bank holding company with its principal offices in Thomasville, Alabama. We operate a commercial banking subsidiary, First United Security Bank (the “Bank”). The Bank conducts a general commercial banking business and offers banking services such as the receipt of demand, savings and time deposits, personal and commercial loans, credit card and safe deposit box services and the purchase and sale of government securities. The Bank has eighteen banking offices located in Thomasville, Coffeeville, Fulton, Gilbertown, Grove Hill, Butler, Jackson, Brent, Centreville, Woodstock, Harpersville, Bucksville, Calera, and Tuscaloosa, Alabama. Its market area includes Clarke, Choctaw, Bibb, Shelby, Tuscaloosa and portions of Marengo, Sumter, Washington, Wilcox, Chilton, Hale, Monroe, Perry and Jefferson Counties in Alabama, as well as Clarke, Lauderdale and Wayne Counties in Mississippi.

We own Acceptance Loan Company, Inc., a finance company organized for the purpose of making consumer loans and purchasing consumer loans from vendors. We also own First Security Courier Corporation, an Alabama corporation organized for the purpose of providing certain bank courier services. The Bank’s wholly-owned Arizona subsidiary, FUSB Reinsurance, Inc. (“FUSB Reinsurance”), reinsures or “underwrites” credit life and credit accident and health insurance policies sold to the Bank’s consumer loan customers. FUSB Reinsurance is responsible for the first level of risk on these policies up to a specified maximum amount, and the primary third-party insurer retains the remaining risk. The third-party insurer and/or a third-party administrator is responsible for performing most of the administrative functions of FUSB Reinsurance on a contract basis.

Our principal executive offices are located at 131 West Front Street, Thomasville, Alabama 36784, and our telephone number is 334-636-5424.

OUR RESCISSION OFFER

Background

The Plan is a qualified defined contribution plan commonly referred to as an employee stock ownership plan with a 401(k) feature. The purpose of the Plan is to provide a voluntary, systematic method for a participant to save a specified percentage of the participant’s compensation for retirement and to defer federal income tax, and where allowed state, city and county income taxes, on such compensation, together with matching contributions made by USB (“Matching Contributions”).

A participant’s contributions are held in a trust fund maintained for the benefit of participants in the Plan. A participant has the right to decide how to invest these contributions. There are currently fifteen (15) different investment choices under the Plan. One option under the Plan includes investing in the common stock of USB (the “USB Common Stock Fund”). A participant must indicate the percentage of his or her contribution to be allocated to each investment choice. A participant may elect to defer up to 15% of his or her compensation each year instead of receiving that amount in cash. Matching Contributions are invested in accordance with and in the same percentages as a participant’s investment election under the Plan. Approximately every two (2) weeks the Trustee of the Plan, Sterne, Agee & Leach, purchases USB common stock for the benefit of participants who elect to invest in the USB Common Stock Fund. The common stock is purchased by the Trustee on the open market at market prices.

Reason for the Rescission Offer

From October 27, 2001 through October 26, 2003, with respect to Plan participants residing in Alabama and Mississippi, and from October 27, 1999 through October 26, 2003, with respect to Plan participants residing in Florida, a total of 30,790 shares of USB common stock were acquired by such participants at prices ranging from approximately $10.00 to $32.75 per share.1

We are required to register the purchase of common stock by the Trustee for the Plan under the Securities Act. This is the case even though the common stock that was purchased by the Trustee on the open market had been initially issued by the Company in compliance with the securities laws. During a review of the Company’s compliance with SEC rules and regulations in October 2003, we discovered that the Plan had purchased a greater number of shares of common stock than had been initially registered by the Company with the SEC under the Plan. Although all of the purchases by the Trustee were made in a manner consistent with the Plan and the investment election of the Plan participants, we determined that the purchases of up to 30,790 shares of our common stock by participants in the Plan during the Rescission Period may not have been properly registered in accordance with the Securities Act. Participants who purchased such securities may have a right to require us to rescind the sale of Rescission Stock for the purchase price of the Rescission Stock plus interest from the date of purchase. Accordingly, we have decided to offer to rescind the Rescission Stock issued to the Plan participants. This Rescission Offer is not an admission that either we or the Plan did not comply with the registration provisions of applicable federal, state or territorial law, nor is it a waiver of any applicable statutes of limitations.

Our Board of Directors has approved the Rescission Offer in order to limit any contingent liability we may have as a result of possible non-compliance with applicable federal and state registration requirements in connection with the purchase of the Rescission Stock described above. Because of the current market prices of our common stock, we do not anticipate that a material number of persons will elect to accept this Rescission Offer. Because we do not expect a material number of persons to accept this Rescission Offer, we have not recorded any contingent liability relating to this Rescission Offer.

For federal securities law purposes, rejection or failure to accept the Rescission Offer may not terminate your right to bring a civil action against USB for failure to register the shares under the Securities Act before expiration of the applicable statute of limitations. The federal statute of limitations for enforcement of such rights is one (1) year commencing on the date of the sale of common stock sold in violation of the federal registration requirements. Additionally, the federal statute of repose provides that in no event shall any action be brought to enforce such rights more than three (3) years after the common stock was bona fide offered to the participants.

[1]	The number of shares and prices are adjusted for the 2-for-1 stock split that occurred on July 22, 2003. On June 19, 2003, the Board of Directors announced a 2-for-1 stock split in which shareholders of record on June 30, 2003 received one (1) additional share for every share held. The additional shares of common stock were paid on July 22, 2003.

Terms of the Rescission Offer

A participant who elected to allocate some of his or her contributions in the Plan to the purchase of USB common stock at any time during the Rescission Period and who is currently enrolled in the Plan may direct that a sale of the common stock purchased with his or her contributions during that period be made by the Trustee to us at the price the participant paid for the Rescission Stock (as adjusted as a result of the stock split on July 22, 2003)2, plus interest from the date of the purchase, less any dividends paid or due on such Rescission Stock. In the event you elect to accept the Rescission Offer, the number of shares of Rescission Stock owned by you under the Plan will be reduced by equivalent shares of Rescission Stock purchased by you during the Rescission Period. The proceeds from the Rescission Offer will be reinvested by the Trustee in your account in accordance with your investment election as soon as administratively feasible. If you have already directed and caused the sale of some or all of the Rescission Stock, the Trustee may receive for your account the price paid for such Rescission Stock, less the sale proceeds, plus interest at such applicable rate from the date of purchase, less any dividends received that you received from such Rescission Stock.

Interest to be paid on the amounts described above will be calculated for the period from the date of purchase by you pursuant to the Plan through the expiration date of the Rescission Offer. The interest rate per annum to be paid is determined by reference to the laws of the state of residence of the participant who purchased Rescission Stock.

The Rescission Offer will expire on March 10, 2004, which is thirty (30) days from the date that this Rescission Offer commences.

How to Accept or Decline this Rescission Offer

You are not legally required to accept the Rescission Offer. Acceptance of the Rescission Offer is optional for each participant who holds shares of Rescission Stock. In light of the subsequent increases in market value of our common stock, acceptance of the Rescission Offer may result in payment from us which is significantly less than the current market value of the shares of Rescission Stock.

If you accept the Rescission Offer, you will be deemed to irrevocably release the Plan, USB and their past, current and future officers, directors, employees, subsidiaries, affiliates, representatives and agents of and from all claims which you have, ever had or might have in connection with the sales and issuances by USB or the Trustee of Rescission Stock, including but not limited to, any violation of applicable federal, state or territorial securities laws or regulations, in each case to the maximum extent permitted by applicable law.

You must choose to accept or reject this Rescission Offer with respect to all of your shares of Rescission Stock. You may not choose to accept this Rescission Offer with respect to only a portion of your shares of Rescission Stock, or solely with respect to Rescission Stock that you have sold. If you elect to reject the Rescission Offer, you will continue to hold the same number of shares of Rescission Stock you held prior to the Rescission Offer.

In the event you elect to accept the Rescission Offer, you must detach and complete the Rescission Election Form, attached hereto as Annex A, and mail or return it to us at an address indicated on the form, Attention: Larry M. Sellers, as soon as practicable after the date of receipt of this prospectus, but it must be received by us no later than March 10, 2004 at 4:30 P.M., Central Standard Time. All acceptances of the Rescission Offer will be effective on the date received by us and, unless you accept the Rescission Offer on or before the expiration date, your right to accept the Rescission Offer will terminate on the expiration date of the Rescission Offer. If you do not complete the form and return it as instructed above, you will be deemed to have rejected the Rescission Offer. After the expiration date of the Rescission Offer, your acceptance or rejection is irrevocable.

[2]	For each share of Rescission Stock purchased by a participant prior to the stock split, the per share price payable by us in this Rescission Offer equals one-half of the price at which it was originally purchased by the participant.

Any participant who fails to notify us in writing of his or her acceptance of the Rescission Offer on or prior to the expiration date will be deemed to have rejected the Rescission Offer; however, acceptance or rejection of the Rescission Offer may not terminate a participant’s right to bring a civil action against us for failure to register the shares of Rescission Stock under federal or state securities laws. However, federal law does provide that a participant may lose any rescission rights under federal securities laws one (1) year from the date of purchase of such shares. Alabama and Mississippi law provides that a participant may lose any rescission rights under Alabama and Mississippi securities law two (2) years from the date of purchase of such shares and Florida law provides that a participant may lose any rescission rights under Florida securities law four (4) years from the date of purchase of such shares.

Effect of Rescission Offer

We believe that your acceptance of the Rescission Offer will, under general theories of estoppel, preclude you from later seeking similar relief, and we are unaware of any federal or state case law to the contrary. However, we urge you to consult with an attorney regarding all of your legal rights and remedies before deciding whether or not to accept the Rescission Offer.

The shares of Rescission Stock subject to this Rescission Offer have now been registered under the Securities Act by virtue of the registration statement of which this prospectus is a part. Unless held by persons who may be deemed to be “affiliates” of the Company, we believe that the shares of Rescission Stock are transferable by Plan participants in the ordinary course. Those shares held by our affiliates will be subject to certain restrictions on resale provided in Rule 144 under the Securities Act.

If you affirmatively reject or fail to accept our Rescission Offer, you will retain ownership of the shares of Rescission Stock and will not receive any cash for those shares under the Rescission Offer. The shares of Rescission Stock will remain in your Plan account, and the Rescission Offer will not affect your ability to sell these shares or any of your rights or privileges as a stockholder of the Company (for example, your right to receive dividends declared by the Board of Directors, to vote your shares or to receive distributions in the event of a liquidation of the Company).

It is unclear whether the Rescission Offer will terminate our liability, if any, for failure to register the issuance of the shares of Rescission Stock with the SEC under the Securities Act. The staff of the SEC takes the position that a person’s federal right of rescission may survive a rescission offer. Nevertheless, there have been certain instances in which a court has held that non-acceptance of a rescission offer terminated a company’s liability for rescission damages under federal law. Each person is urged to consider this possibility with respect to our Rescission Offer. Generally, the federal statute of limitations for non-compliance with the requirement to register securities under the Securities Act is one (1) year.

Generally, the Alabama and Mississippi statutes of limitations for non-compliance with the requirement to register or qualify securities under the Alabama Securities Act and the Mississippi Securities Act, respectively, is two (2) years after the date of sale of such securities. However, under Alabama law, you will no longer have a right of rescission if you currently own the security and fail to accept a rescission offer within thirty (30) days of its receipt, or if you no longer own the security, unless you reject a rescission offer in writing within thirty (30) days of its receipt. Under Mississippi law, you will no longer have a right of rescission if you fail to accept a rescission offer in writing within thirty (30) days of its receipt. Generally, the Florida statute of limitations for non-compliance with the requirement to register or qualify securities under the Florida Securities Act is four (4) years after the date of sale of such securities. However, under Florida law, you will no longer have a right of rescission if you refuse or fail to accept a rescission offer within thirty (30) days of its receipt.

Use of Rescission Stock Repurchased By USB in the Rescission Offer

The shares of Rescission Stock purchased by us pursuant to the Rescission Offer, if any, will be canceled and returned to the status of unauthorized and unissued shares and available for future issuance.

Funding of Rescission Offer

We have sufficient funds available from working capital to pay for the purchase of any shares of Rescission Stock which may be tendered to us as a result of the Rescission Offer. Additionally, because of the current market prices of our common stock, we do not anticipate that a material number of persons will elect to accept this Rescission Offer.

Questions About Rescission Offer

Participants in the Plan who have questions about the Rescission Offer may call Larry M. Sellers at 334-636-5424 between 8:00 A.M. and 4:30 P.M., Central Standard Time.

USE OF PROCEEDS

We will not receive any proceeds from the Rescission Offer.

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

A participant’s acceptance or rejection of this Rescission Offer, or the sale of Rescission Stock pursuant to it, is not considered to be a taxable event before withdrawal or distribution of funds from such participant’s Plan account to the participant or his or her beneficiary. All funds paid by us for Rescission Stock as a result of this Rescission Offer will be paid to the Trustee and remain in the Plan trust and will be reinvested in accordance with the participant’s existing investment options in the Plan. Upon any later withdrawal or distribution, any gain resulting from this Rescission Offer will generally be taxable as ordinary income to the participant or his or her beneficiary. An additional 10% income tax may be imposed in cases of early withdrawal. Special tax advantages for some lump-sum distributions and rollovers are allowed. Each participant should consult with his or her own tax advisor with regard to the proper tax treatment for him or her in connection with the Rescission Offer.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC maintains a website at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act. This prospectus does not contain all of the information set forth in the registration statement, certain parts which are omitted in accordance with the rules and regulations of the SEC. For further information, please refer to the registration statement.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. Statements made in this prospectus as to the contents of any contract, agreement or other documents are not necessarily complete, and, in each instance, we refer you to a copy of such document filed as an exhibit to the registration statement, of which this prospectus is a part, or otherwise filed with the SEC. The information incorporated by reference is an important part of this prospectus, and information that we file with the SEC after the date of this prospectus and before the termination of the offering contemplated by this prospectus will automatically update and supersede the information in this prospectus.

We incorporate by reference the documents listed below that we have filed or may file with the SEC:

(i)	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2002 (File No. 000-14549) and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003 (File No. 000-14549);

(ii)	Our definitive Proxy Statement filed on May 13, 2003 (File No. 000-14549);

(iii)	Our Current Report on Form 8-K filed on June 23, 2003 (File No. 000-14549);

(iv)	The description of our common stock contained in the Registration Statement filed on Form S-4 on February 6, 1997 (File No. 333-21241) to register such securities, including all amendments and reports filed for the purpose of updating such description; and

(v)	Any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this Rescission Offer is completed (other than Current Reports on Form 8-K containing only Regulation FD disclosure furnished under Item 9 or Item 12 of Form 8-K and exhibits relating to such disclosures, unless otherwise specifically stated in any such Current Report or Form 8-K).

We will provide, upon written or oral request, to each person to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. You may request a copy of these filings, at no cost, by writing us at United Security Bancshares, Inc., 131 West Front Street, Post Office Box 249, Thomasville, Alabama 36784, Attention: Larry M. Sellers, or telephoning us at 334-636-5424.

You should rely only on the information contained in or incorporated by reference in this prospectus and any supplements to this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information provided in this prospectus or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus or the date of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

LEGAL MATTERS

Maynard, Cooper & Gale, P.C., Birmingham, Alabama, has passed upon the legality of the issuance of USB common stock covered by this prospectus.

EXPERTS

The consolidated financial statements of USB appearing in USB’s Annual Report on Form 10-K for the year ended December 31, 2002 have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of USB as of December 31, 2001 were audited by other auditors who have ceased operations. Those auditors expressed an unqualified opinion on those financial statements in their report dated February 18, 2002.

Annex A – Rescission Election Form

UNITED SECURITY BANCSHARES, INC.

FORM OF ELECTION

FOR ACCEPTANCE OF RESCISSION OFFER AND RELEASE

THE RESCISSION OFFER WILL EXPIRE AT 4:30 P.M., CENTRAL STANDARD TIME, ON MARCH 10, 2004.

Please indicate your acceptance of the rescission offer (the “Rescission Offer”) of United Security Bancshares, Inc. (“USB”), by completing and signing this Form of Election and returning it to USB at one of the addresses set forth below, as soon as practical, but it must be received by USB no later than March 10, 2004, at 4:30 P.M., Central Standard Time, the expiration date of the Rescission Offer.

By signing this Form of Election, you acknowledge that you have received and carefully read the prospectus dated February 3, 2004 (the “Prospectus”) of USB in which USB has offered to repurchase the shares of USB Common Stock in which you may have invested your employee contributions under the United Security Bancshares, Inc. Employee Stock Ownership Plan (With 401(k) Provisions) (the “Rescission Stock”).

RELEASE

In consideration of the offer to repurchase your Rescission Stock, the receipt and sufficiency of which are hereby acknowledged, by signing this Form of Election, you hereby irrevocably release and discharge the United Security Bancshares, Inc. Employee Stock Ownership Plan (With 401(k) Provisions), USB, and their past, current and future officers, directors, employees, subsidiaries, affiliates, representatives and agents, of and from all claims which you and your successors and assigns have, ever had or might have in connection with the sales and issuances by USB of USB Common Stock, including but not limited to, any violation of federal, state or territorial securities laws or regulations, in each case to the maximum extent permitted by applicable law.

THIS FORM SHOULD BE MAILED OR SENT AS SOON AS PRACTICAL, BUT IT MUST BE RECEIVED BY USB NO LATER THAN MARCH 10, 2004 AT 4:30 P.M., CENTRAL STANDARD TIME, TO:

Via U.S. Mail	Via FedEx or Other Private Carrier

United Security Bancshares, Inc.	United Security Bancshares, Inc.
131 West Front Street	131 West Front Street
P.O. Box 249	Thomasville, Alabama 36784
Thomasville, Alabama 36784	Attn: Larry M. Sellers
Attn: Larry M. Sellers

Accepted and Agreed:

(Signature)

(Please print your name here)

Social Security No.

Residential Address:	Street Address

City, State and Zip Code

Mailing Address:	Street Address

(if different from residence)	City, State and Zip Code